LICENSE AGREEMENT

THIS AGREEMENT is dated for reference the 16h day of November, 2009 (the “Agreement”).

BETWEEN:

Vosco Vortex Technologies Ltd, a company incorporated under the laws of Hong Kong, having its registered office at 1301 Bank of America Tower, Suite 1038, 12 Harcourt Road, Central, Hong Kong

(the “Licensor”)

AND:

Vosco Technologies Ltd., a company incorporated under the laws of Alberta, having an office at 1530 – 9th Avenue SE, Calgary, AB T2G 0T7, Canada.

(the “Licensee”)

RECITALS:

A. The Licensor has the sole and exclusive ownership rights, including without limitation all patent and trademark rights as applicable to the Licensed Products (as hereinafter defined).

B. The Licensor also has developed Marketing Information (as hereinafter defined) and Technology (as hereinafter defined) which may be utilized in connection with the marketing, sale, distribution and manufacture of the Licensed Products.

C. The Licensor has the right to grant the Licensee an exclusive license to develop, market, sell, and distribute in the Licensed Territory (as hereinafter defined) the Licensed Products (as hereinafter defined) and an exclusive license to manufacture the Licensed Products in the Manufacturing Licensed Territory (as hereinafter defined) using the Licensed Patents (as hereinafter defined), the Technology and the Marketing Information.

D. The Licensee desires to obtain an exclusive license to develop, market, sell, distribute and manufacture the Licensed Products in the Licensed Territory and Manufacturing Licensed Territory, and utilize the Licensed Patents, the Technology and the Marketing Information in connection therewith, and the Licensee desires to obtain the right to grant sub-licenses to others to develop, market, sell, distribute and manufacture the Licensed Products.

In consideration of the mutual promises, covenants and conditions contained in this Agreement, the parties hereto agree as follows:

1.0	INTERPRETATION

1.1 Definitions

For the purpose of this Agreement the following words, whenever used in this Agreement unless there is something in the subject or context inconsistent therewith, shall have the following meanings:

(a)
“Affiliate” of a specified person shall mean a person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.  For this purpose, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(b)	“Agreement” means this agreement, including all recitals and schedules hereto;

(c)	“Confidential Information” shall have the meaning described in Section 4;

(d)	“Effective Date” shall mean November 1, 2009;

(e)
“Licensed Patents” shall mean all patents described in Schedule “A” to this Agreement, as updated from time to time in accordance with the terms of this Agreement, including without limitation method patents, utility models and industrial designs, issued prior to the Effective Date or to be issued during the term of this Agreement in the Licensed Territory, all continuations, continuations-in-part, derivatives, substitutions, divisions, extensions, reissues, reexaminations or renewals of such patents, filed prior to the Effective Date or to be filed during the term of this Agreement in the Licensed Territory, owned, controlled or licensable without  payment of consideration by the Licensee or an Affiliate, now or at any time during the term of this Agreement, which patents and patent applications relate to the Licensed Products, the equipment necessary for the development, manufacture, assembly, installation, maintenance, packaging and/or labelling, marketing, sale or distribution of the Licensed Products, the utilization of such equipment, and software and computer systems relating to the development, marketing, sale, distribution and manufacture of the Licensed Products or for inventory control; but shall not include any such patents after the expiration thereof;

(f)
“Licensed Products” shall mean the Vosco Vortex Air Dryer and any modifications, enhancements, alterations, improvements or changes thereto along with any other product developed or owned by the Licensor or an Affiliate in any way dealing with or able to be characterized as a product which enhances the compressed air drying process and includes all complementary products such as control systems, related piping and mechanical systems, and associated accessories / replacement parts;

(g)	“Licensed Territory”, as of the Effective Date, shall mean Canada, its provinces and territories, and any jurisdictions which are successors thereto;

(h)	“Manufacturing Licensed Territory”, as of the Effective Date, shall mean Canada, its provinces and territories, and any jurisdictions which are successors thereto;

(i)
“Marketing Information” shall mean the advertising and other marketing aids or materials within the knowledge, possession or control of the Licensor or an Affiliate thereof, and all advertising and other marketing aids or materials thereafter developed or acquired by the Licensor or an Affiliate thereof or which comes within the knowledge, possession or control of the Licensor or an Affiliate thereof, in connection with the development, marketing, sale, distribution and manufacture of the Licensed Products;

(j)
“Net Sales Price” means, for the purposes of calculating the royalties on the Licensed Products, Licensee’s invoiced selling price of the Licensed Products to its customers, excluding applicable retail sales and used consumption taxes, normal sale discounts, sales credits and sales allowances arising in the ordinary course of Licensee’s business, restocking costs, and transportation costs (where the Licensee customer does not pay for such costs);

(k)	“Patent License” shall have the meaning described in clause 2.2;

(l)	“Royalty Fee” has the meaning set out in clause 6.2;

(m)
“Technology” shall mean all proprietary technology and know-how, whether patentable or unpatentable or whether the subject of one or more patents or patent applications in the Licensed Territory, which has been developed or acquired (which the Licensor is free to disclose to third parties without breaching any obligation to any third party owner of such acquired proprietary technology or know-how) by the Licensor or an Affiliate thereof, and all proprietary technology and know-how thereafter developed or acquired by the Licensor or an Affiliate thereof, relating to the Licensed Products, the equipment necessary for the development, manufacture, assembly, installation, maintenance, packaging and/or labelling, marketing, sale or distribution of the Licensed products, the utilization of such equipment, plant layouts, product specifications and software and computer systems relating to the development, marketing, sale, distribution and manufacture of the Licensed Products or for inventory control, and any other materials or information connected with or ancillary to the air dryer business, within the knowledge, possession or control of the Licensor, or Affiliates, as of the Effective Date and thereafter;

(n)	“Technology License” shall have the meaning described in clause 2.1; and

(o)	“Term” shall have the meaning described in clause 13.1.

1.2 Divisions, Heading and Index

The division of this Agreement into sections, paragraphs and schedules and the insertion of headings and any index are provided for convenience of reference only and shall not affect materially the construction or interpretation of this Agreement.  All references in this Agreement to a designated article, section, paragraph, subdivision, schedule or the like, is to the designated article, section, paragraph, subdivision or the like of, or schedule to, this Agreement.

1.3 Gender and Number

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Proper Law of Agreement

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

1.5 Invalidity

The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be replaced as soon as reasonably possible upon the agreement of the parties with such other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but which are valid and enforceable, and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

1.6 Currency

All dollar amounts stated herein are in United States currency.

1.7 Accounting Technology

All accounting terms not expressly defined in this Agreement shall have the meanings usually ascribed to them in accordance with generally accepted accounting principles in Hong Kong, applied consistently.

1.8 Inclusive Language

The word “including”, when followed by any general statement, term or matter, is not to be construed to limit such general statement, term or matter to specific items or matters set forth immediately following such word or similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather to be construed to refer to all other items or matters that could fall reasonably within the broadest of such general statement, term or matter.

1.9 Force Majeure

If the performance of this Agreement or of any obligation under this Agreement is prevented, restricted or interfered with by reason of fire, or other casualty or accident, strikes or labour disputes, inability to procure raw materials, delays in transportation, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency (including but not limited to the foreign exchange controls of any country or territory in the Licensed Territory or Manufacturing Licensed Territory applicable to the Licensee), or any other act or condition whatsoever beyond the reasonable control of the parties (excluding the economic conditions of a party), the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference, provided that the party so affected shall use its best efforts to avoid or remove such causes of non performance and shall continue performance of this agreement or of any obligation under this Agreement with the utmost dispatch as soon as such causes have been removed and shall provide faithfully substitute performance as the parties reasonably may agree.

2.0	GRANT OF LICENSES

2.1 Grant of Technology License

(a)
The Licensor grants to the Licensee, and the Licensee accepts from the Licensor, for the Term of this Agreement, the exclusive right, license and privilege to use the Technology in connection with the development, marketing, sale, and distribution of the Licensed Products within the Licensed Territory for use only in the Licensed Territory such license permitted hereunder being subject to the conditions contained in this Agreement (the “Technology License”).

(b)
The Licensor grants to the Licensee, and the Licensee accepts from the Licensor, for the Term of this Agreement, the exclusive right, license and privilege to use the Technology in connection with the manufacture of the Licensed Products within the Manufacturing Licensed Territory such license permitted hereunder being subject to the conditions contained in this Agreement (the “Manufacturing Technology License”).

(c)
Upon the request of the Licensor, the Licensee shall disclose and deliver promptly to the Licensor at the Licensor’s expense, subject to paragraph 6.4, any technology or know-how, including any inventions, which have been developed or acquired by the Licensee in connection with the development, marketing, sale, distribution and manufacture of the Licensed Products pursuant to the Licenses granted hereunder.  The Licensee covenants and agrees that all rights in and to such technology and know-how shall be proprietary to the Licensor and shall be part of the Technology.

(d)
Without limiting the generality of Section 2.1(a) or 2.1(b) above, upon the request of the Licensor, the Licensee shall cooperate fully to assist the Licensor to obtain any patents in Licensed Territory or Manufacturing Licensed Territory with the appropriate registry on inventions relating to Technology.

2.2 Grant of Patent License

(a)
The Licensor grants to the Licensee, and the Licensee accepts from the Licensor, for the Term of this Agreement, the exclusive right, license and privilege to use the Licensed Patents for the life of each of the Licensed Patents, in connection with the development, marketing, sale, distribution and manufacture of the Licensed Products within the Licensed Territory and Manufacturing Licensed Territory for use only in the Licensed Territory, such license and any sublicense permitted hereunder being subject to the conditions contained in this Agreement (the “Patent License”).  For greater certainty the Licensee acknowledges that it has no rights to the Licensed Patents outside of the Licensed Territory and further acknowledges that the Licensor is the owner of the Licensed Patents.

(b)
Schedule “A” to this Agreement may be amended, with the mutual agreement of the Licensor and the Licensee which agreement shall not be withheld unreasonably by the Licensor, to include additional patents relating to the Licensed Products, or such other patents as may be agreed upon by the Licensor and the Licensee, and the terms and conditions of this Agreement shall apply fully as though such additional patents had been identified in Schedule “A” as of the Effective Date of this Agreement.

(c)
Without limiting the generality of Section 2.1(a), 2.1(b) and 2.2(a) above, the Licensee shall cooperate fully to assist the Licensor to obtain applicable patents in Licensed Territory or Manufacturing Licensed Territory with the appropriate registry pertaining to the Licensed Products and Technology.

2.3 Corporate Name and Trade-Marks

The Licensee is permitted to utilize the name VOSCO AIR DRYER along with any other trade-name, trademark or logo used in connection with the Licensed Products as part of its corporate name and as part of any business name or trade-name or in the marketing, sale or distribution of the Licensed Products and to advertise the Licensed Products and engage in such promotion as it considers reasonably necessary in furtherance of this Agreement.

2.4 Right to Grant Sublicenses

Licensee will have the right to appoint distributors, dealers and sub-licensees, which appointments shall be made subject to the terms and conditions of this Agreement.

2.5 Duty of Performance

Licensee agrees that it will conduct the manufacturing, assembly, marketing and sale of the Licensed Products in a sound and proper businesslike manner.

2.6 Right of First Refusal for the Rights to the USA Market

During the term of the Agreement, and subject to this Agreement being in good standing and all of the terms of this Agreement having been met, should the Licensor receive an offer for a third party acquisition of the rights to the USA market, Licensor shall offer the Rights to Licensee on the same terms, for which the Licensee shall have 30 days to accept the terms and fulfill any requirements under the terms.  If Licensee does not enter into an agreement with Licensor during the 30 day period, Licensor may enter into a license agreement on terms no less favorable than those presented to Licensee.

3.0	TECHNICAL ASSISTANCE

3.1 Disclosure and Delivery of Licensed Patents and Technology

To assist the Licensee with the production of the Licensed Products, the Licensor, or its Affiliates, shall disclose and deliver to the Licensee, (i) on the Effective Date, the Technology presently within the knowledge, possession or control of the Licensor or its Affiliates and the Licensed Patents, and (ii) thereafter, the Technology and/or Licensed Patents developed or acquired by the Licensor or an Affiliate of the Licensor; provided, however, that the obligation on the Licensor to disclose and deliver the Technology and the Licensed Patents as described in this clause (ii) shall continue and be in effect only so long as the Licensee continues to make the payments described below in article 6.0.

3.2 Disclosure and Delivery of Marketing Information

To assist the Licensee with the marketing, sale, distribution, advertisement and promotion of the Licensed Products, the Licensor, or its Affiliates (i) shall disclose and deliver to the Licensee as soon as possible after the Effective Date the Marketing Information presently within the knowledge, possession or control of the Licensor or its Affiliates, and (ii) thereafter, for so long as this Agreement is in force, shall inform the Licensee of the Marketing Information developed or acquired by the Licensor or its Affiliates from time to time.

4.0	CONFIDENTIALITY AND PROPRIETARY RIGHTS

4.1 Acknowledgement of Confidentiality

The Licensor and the Licensee acknowledge that the Technology, the Licensed Patents and any technical or accounting data, or business information of any party, including but not limited to, correspondence and private technical discussions and related memoranda, may embody valuable confidential information which is not known generally to the public and which is proprietary to the Licensor or the Licensee, as the case may be.  The parties further acknowledge that any such information is considered properly to be trade secret, and may consist of devices, processes and compilations of technical information which are secret, confidential and not known generally to the public and which were the product of the expenditure of time, effort, money and/or creative skills.

 The Licensor and the Licensee each may disclose to the other confidential or proprietary technical, accounting or general business data, and each may disclose any such data to its Affiliates, and the Licensee may disclose any such data to its sublicensees permitted hereunder, all of which data shall be maintained as confidential in accordance with the provisions of this article 4 by the party or person to whom it is disclosed as hereby permitted.

Designation

Any information exchanged pursuant to this Agreement which is to be maintained confidential (hereinafter “Confidential Information”) shall be (i) if delivered in writing, designated with the legend “Confidential” (or comparable legend) and (ii) if disclosed orally, indicated “Confidential” at the time of such disclosure and followed within thirty (30) days with written notice specifying the confidentiality.  In addition, Confidential Information shall include any other information exchanged pursuant to this Agreement which the party to whom it was disclosed had reason to believe it was confidential.

4.2 Obligation Not to Disclose

The Licensor and the Licensee mutually agree to maintain each other’s Confidential Information in confidence, and, except as permitted by this Agreement, not to disclose such Confidential Information to any third party without the prior written consent of the transmitting party, during the term of this Agreement and for ten (10) years thereafter.  Such Confidential Information may be used by the receiving party within its place of business and disclosed to its Affiliates and their respective employees and agents, and in the case of the Licensee to its sublicensees, to whom disclosure reasonably is necessary.

4.3 Disclosure to Affiliates and Sublicensees

The Licensor and the Licensee mutually agree that any Confidential Information received pursuant to this Agreement and disclosed to their respective Affiliates, and in the case of the Licensee its sublicensees, shall be held confidential by such Affiliates and sublicensees in the same manner that the Licensor and the Licensee are obligated under the terms of this clause 4.

4.4 Copies

Each party may make copies of materials designated “Confidential” which are delivered to another party as permitted by this Agreement.  All such copies shall at all times be subject to the terms and conditions of this Agreement and shall remain the property of the transmitting party.

4.5 Exclusions

The provisions of this article 4 shall not apply to any information designated “Confidential” which:

(i)	at any time after the Effective Date and prior to the time of disclosure becomes known to the receiving party, as evidenced by its written records; or

(ii)	is or becomes known or available publicly through no breach of this Agreement; or

(iii)	is developed independently by the receiving party as evidenced by its written records; or

(iv)	is disclosed pursuant to the requirement of a governmental agency or by operation of law.

The foregoing exclusions shall not apply to information disclosed in confidence to directors, officers, employees or agents of the Licensee while such individuals were directors, officers, employees or agents of the Licensor or an Affiliate of the Licensor.

5.0	LICENSED PRODUCTS

5.1 Prohibition

The Licensor or its Affiliates (other than the Licensee or its sublicensees), directly or indirectly, shall not (and shall not permit any third party to whom either has granted or may grant a license to develop, market, sell, distribute and manufacture the Licensed Products or any products covered in whole or in part by the Technology or the Licensed Patents to) develop, market, sell, distribute and manufacture the Licensed Products or any products covered in whole or in part by the Technology or the Licensed Patents inside the Licensed Territory or any other products bearing trade-marks identical or confusingly similar to any of the Licensed Trade-marks, or otherwise identified as a Vosco product of the Licensor or sell or distribute any such products or any other products bearing trade-marks identical or confusingly similar to any person which intends, to the best of the knowledge of the Licensor or any Affiliate, to sell or distribute same inside the Licensed Territory, without the prior written consent of the Licensee.

5.2	Alteration

Licensee shall be permitted to manufacture and assemble the Licensed Products according to specifications provided by Licensor and, subject to a required provision of written notice to Licensor, shall be permitted to make such product alterations and components substitutions or modifications as are reasonably necessary to enable Licensee to meet competitive threats, to reconfigure and adapt the Licensed Products to meet the specific requirements of various customers and to more effectively carry out its commitments under the license.

6.0	PAYMENTS

6.1 License & Other Fees

a)	Licensee shall pay to Licensor for the License the sum of $100,000 (the “License Fee”), on or before December 31, 2010.

b)
Licensee shall pay to Licensor up to the amount of $10,000 towards the costs of patent fees associated with the Licensed Products in the Licensed Territory.  Any amounts in excess of $10,000 are to be borne by the Licensor.

6.2	Royalty Fee

The Licensee shall pay to the Licensor a royalty (the “Royalty Fee”) calculated as a percentage of the Net Sales Price on each of the Licensed Products sold by Licensee or its distributors, dealers and sub-licensees during each calendar quarter after the date hereof, payable in arrears within 30 days at the end of each calendar quarter, as follows:

4% of the Net Sales Price until such time as the total Net Sales exceed $500,000 and then 6% of the Net Sales Price thereafter.

6.3	Fee Verification

Licensee shall:

(a)
provide written quarterly reports to Licensor within 60 days of the end of each quarter in which sales of Licensed Products have been made by Licensee, setting out the Royalty Fee payable under this agreement for such calendar quarter, and shall include therewith a written summary of all sales of Licensed Products;

(b)
keep full and accurate records containing all data as is reasonably required for the computation and verification of Net Sales Price and the Royalty Fee payable hereunder; upon reasonable notice from Licensor, Licensee shall allow Licensor and its auditors access at reasonable times to the records of Licensee relating to the sale of Licensed Products, including sales under sub-licensing agreements for the purpose of auditing and verifying the amount of Royalty Fee payable pursuant to this agreement; and

(c)
upon reasonable notice from Licensor, allow Licensor at reasonable times to inspect Licensee’s stock of Licensed Products to ensure that the Licensed Products are being manufactured with respect to design, quality and performance in accordance with the terms and conditions of this agreement.

7.0	WARRANTY

Licensor hereby represents, warrants and covenants as follows, which representations, warranties and covenants will continue in full force and effect during the Term hereof:

(a)
it has the sole ownership of and holds the exclusive right, title and interest to the Technology, the Technology License and the Patent License and it has the authority to grant the rights and licenses set out in this Agreement;

(b)	the Licensed Products, the Patent License and the Technology License do not and will not infringe on any Patents or any other intellectual property rights of any other persons;

(c)	the Licensed Products are proprietary products developed by Licensor and are protect to the extent provided through patents listed in Schedule A;

(d)
it is duly authorized to deliver and enter into this Agreement and transactions contemplated hereby and neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor will the observance or the performance by Licensor of its obligations contained herein conflict with or result in a breach of or result in default under any agreement, contract or commitment to which Licensor is a party or by which Licensor is bound or subject and no other permits, consents, authorizations or approvals of any applicable government or regulatory body will be required which will not have been obtained on or before closing.

8.0 PROPRIETARY RIGHTS

8.1                      The intellectual property rights comprising the Licensed Products and the patents are and shall remain the property of Licensor.

8.2                      Licensee shall notify Licensor immediately if Licensee becomes aware of any possible unauthorized use of the whole or any part of the Licensed Products or infringement of any patents covered by this Agreement by any person.

8.3                      Licensor shall notify Licensee immediately if Licensor becomes aware of any possible unauthorized use of the whole or any part of the Licensed Products or infringements of any patents covered by this Agreement by any person.

8.4                      Licensor and Licensee agree to execute such confidential information and non-disclosure agreements as may reasonably required by the Licensor or Licensee as the case may be in relation to this Agreement and agree to inform their respective employees and affiliates that confidential information and non-disclosure agreements have been entered into between the parties hereto, and to otherwise protect Licensor and Licensee respective interests in the Licensed Products and the patents.

9.0 INDEMNITY

Licensor shall indemnify and hold Licensee harmless from and against any and all damages, costs and expenses arising out of any and all claims, suits, demands or actions based on actual or alleged infringement of any Patent or other intellectual property rights claimed by any other persons resulting from Licensee’s manufacture, assembly, marketing, sale, possession or use of Licensed Products.  Licensor’s indemnification obligation shall not apply to the following:

(a)	claims in relation to modification, enhancements or alterations to Licensed Products as are performed by the Licensee;

(b)	claims with respect to “off the shelf” components supplied by other persons and not designed by Licensor but which are incorporated into the Licensed Products; and

(c)	claims which arise as a result of Licensee’s use of Licensed Products in a manner which is not authorized.

10.0 GOVERNMENT REGISTRATIONS

10.1  Registration of Licenses

To the extent required or permitted by law, the Licensor and the Licensee shall cooperate, after the Effective Date from time to time as appropriate, in the filing for the registration or the recordal of any Patent specific to the Licensed Territory or Manufacturing Licensed Territory.

10.2 Subsequent Registration and Maintenance of Patents

The Licensee will be responsible for all costs, expenses and fees relating to or arising from the maintenance of the Licensed Patents (including the prosecution and defence of patent applications and other proceedings) and from any subsequent registration of the Licensed Patents, but only to the extent such maintenance or registration relates to the Licensed Territory.

11.0 NOTICES

11.1 Written Notice

Every notice provided for in this Agreement shall be given in writing and shall be directed to the party to whom it is delivered or set at the following address:

(i)	in the case of the Licensor:

1301 Bank of America Tower, Suite 1038
12 Harcourt Road, Central
Hong Kong

(ii)	in the case of the Licensee:

1530 – 9th Avenue SE
Calgary, Alberta  T2G 0T7
Canada

11.2 Manner of Giving Notice

Each such notice shall be:

(i)	delivered personally; or

(ii)	sent by registered or certified mail, postage prepaid; or

(iii)	sent facsimile or other direct written electronic means.

Any notice delivered by way of the means described in paragraph (i) in this clause 11.2 shall be deemed to have been given or delivered validly and effectively on the date at the location of the receiving party when it was delivered.  Any notice sent by way of the means described in paragraph (ii) in this clause 11.2 shall be deemed to have been given or delivered validly and effectively on the fifth (5th) business day following the date at the location of the transmitting party when it was sent.  Any notice sent by way of the means described in paragraph (iii) in this clause 11.2 shall be deemed to have been given or delivered validly and effectively on the date at the location of the transmitting party when it was sent and confirmed as received.

12.0 AMENDMENT AND MODIFICATION

This Agreement may be amended, modified or supplemented only by written agreement of the parties.

13.0 TERM AND TERMINATION

13.1  Term

To the extent rights and obligations under this Agreement continue beyond the Effective Date, this Agreement shall continue in force and effect until expiry of the last patent related to the Technology (the “Term”).

13.2  Termination

This Agreement shall terminate upon the occurrence of any of the following:

(a)	agreement of the parties to terminate;

(b)	breach of any of the provisions hereof by either party which breach has not been remedied for a period of 90 days; or

(c)	the bankruptcy, insolvency or dissolution of the Licensee.

14.0  GENERAL

14.1  Execution in Counterparts

This Agreement may be executed in counterparts, both of which together shall constitute one and the same Agreement.

14.2  Assignment

This Assignment shall be not be assigned by either party without the prior written consent of the other party.

14.3  Further Assurances

The parties shall execute such other documents and give such further assurances as are necessary to give effect to the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

Vosco Vortex Technologies Ltd.

Per:         /s/ Don Nicholson
Authorized Signatory

Vosco Technologies Ltd.
Per:          /s/ Walter Romanchuk
Authorized Signatory

SCHEDULE “A”

Patents

Including, but not limited, to:

Korea

Title/Invention	Application No. & Filing Date	Patent No. & Date
THE PNEUMATIC DRIER USING THE VORTEX TUBE.	2008-0104873	10-0901741
	2008/10/24	2009/06/02